Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

British American Tobacco p.l.c.:

We consent to the incorporation by reference into the Registration Statements (File Nos. 333-219440, 333-223678 and 333-237186) on Form S-8 and the Registration Statement (File No. 333-232691) on Form F-3 of British American Tobacco p.l.c. of our report, dated March 17, 2020, with respect to the Group Balance Sheet of British American Tobacco p.l.c. and subsidiaries (the “Group”) as of December 31, 2019 and 2018, the related Group Income Statement, Group Statement of Comprehensive Income, Group Statement of Changes in Equity, and Group Cash Flow Statement for each of the years in the three-year period ended December 31, 2019, and the related notes, and the effectiveness of internal control over financial reporting as of December 31, 2019, which report appears in the Form 6-K of British American Tobacco p.l.c. to be dated and filed with the Securities and Exchange Commission on March 18, 2020.

/s/ KPMG LLP

London, United Kingdom

March 17, 2020